Exhibit 4.3

CAMBREX CORPORATION

2009 LONG TERM INCENTIVE PLAN

(as amended and restated, effective April 29, 2015)

1.           Purpose.  The purpose of the Cambrex Corporation 2009 Long-Term Incentive Plan, as amended, is to assist in aligning the interests of eligible participants with those of the Company’s stockholders by providing long-term incentive compensation opportunities tied to the performance of the Company and its Common Stock.  The Plan is intended to advance the interests of the Company and increase stockholder value by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the Company’s business is largely dependent.

2.           Definitions.  Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:

“Award” means an award of a Stock Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, Performance Award or Stock Award granted under the Plan.

“Award Agreement” means an agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award granted to a Participant.

“Board” means the Board of Directors of the Company.

“Change in Control” shall have the meaning set forth in Section 12.2 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, or such other committee of the Board appointed by the Board to administer the Plan.

“Common Stock” means the Company’s common stock, par value $0.01 per share.

“Company” means Cambrex Corporation, a Delaware corporation or any successor thereto.

“Covered Transaction” means any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Committee), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

“Date of Grant” means the date on which an Award under the Plan is granted by the Committee or such later date as the Committee may specify to be the effective date of an Award.

“Effective Date” shall mean the date of the Company’s 2015 annual meeting of stockholders.

“Eligible Person” means any person who is an employee, director, consultant or other personal service provider of the Company or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, unless otherwise determined by the Committee, with respect to a share of Common Stock as of a given date, the average of the highest and lowest reported sales prices as reported on the New York Stock Exchange or other principal exchange on which the Common Stock is then listed or if such exchange was closed on such day or, if it was open but the Common Stock was not traded on such day, then on the next preceding day that the Common Stock was traded on such exchange, as reported by such responsible reporting service as the Committee may select.  If the Common Stock is not listed on any such exchange, “Fair Market Value” shall be such value as determined by the Board in its discretion and, to the extent necessary, shall be determined in a manner consistent with Section 409A of the Code and the regulations thereunder.

“Incentive Stock Option” means a Stock Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code and the regulations thereunder.

“Nonqualified Stock Option” means a Stock Option granted under Section 6 hereof that is not an Incentive Stock Option. All Stock Options granted under the Plan will be deemed to have been designated as Nonqualified Stock Options unless they are expressly designated as Incentive Stock Options.

“Participant” means any Eligible Person who holds an outstanding Award under the Plan.

“Performance Award” means an Award that is denominated by a cash amount (but excluding, for the avoidance of doubt, an Award the value of which is determined based on the value of Common Stock but payable in cash) to an Eligible Person under Section 10 hereof and payable based upon the attainment of pre-established business and/or individual Performance Goals over a specified performance period.

“Performance Goals” shall have the meaning set forth in Section 10.3 hereof.

“Plan” means the amended and restated Cambrex Corporation 2009 Long-Term Incentive Plan as set forth herein, effective and as may be amended from time to time as provided in Section 15 hereof.

“Policy” shall have the meaning set forth in Section 13.3(b) of the Plan.

“Restricted Stock Award” means a grant of shares of Common Stock to an Eligible Person under Section 8 hereof that are issued subject to such vesting and transfer restrictions as the Committee shall determine and such other conditions as are set forth in the Plan and/or the applicable Award Agreement.

“Restricted Stock Unit” means a contractual right granted to an Eligible Person under Section 9 hereof representing notional unit interests equal in value to a share of Common Stock to be paid or distributed at such times, and subject to such conditions, as are set forth in the Plan and/or the applicable Award Agreement.

“Service” means a Participant’s employment with the Company or any Subsidiary or a Participant’s service as a director, consultant or other service provider with the Company, as applicable. Service will be deemed to continue, unless the Committee expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in the preceding sentence to the Company or any Subsidiary.

 “Stock Award” means a grant of shares of Common Stock to an Eligible Person under Section 11 hereof that are issued free of transfer restrictions and forfeiture conditions.

“Stock Appreciation Right” means a contractual right granted to an Eligible Person under Section 7 hereof entitling such Eligible Person to receive a payment, representing the excess of the Fair Market Value of a share of Common Stock over the base price per share of the right, at such time, and subject to such conditions, as are set forth in the Plan and/or the applicable Award Agreement.

“Stock Option” means a contractual right granted to an Eligible Person under Section 6 hereof to purchase shares of Common Stock at such time and price, and subject to such conditions, as are set forth in the Plan and/or the applicable Award Agreement.

“Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company or any other affiliate of the Company, during the period of such affiliated status; provided, however, that with respect to Incentive Stock Options, the term “Subsidiary” shall include only an entity that qualifies under Section 424(f) of the Code as a “subsidiary corporation” with respect to the Company.

3.           Administration.

3.1      Committee Members.  The Plan shall be administered by a Committee comprised of no fewer than two members of the Board who are appointed by the Board to administer the Plan.  Each Committee member shall satisfy the requirements for (i) an “independent director” under rules adopted by the New York Stock Exchange or other principal exchange on which the Common Stock is then listed, (ii) a “nonemployee director” for purposes of such Rule 16b−3 under the Exchange Act and (iii) an “outside director” under Section 162(m) of the Code.  Notwithstanding the foregoing, the mere fact that a Committee member shall fail to qualify under any of the foregoing requirements shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan.  No member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award thereunder.

3.2       Committee Authority.  It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions.  The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (i) determine the Eligible Persons to whom Awards shall be granted under the Plan, (ii) prescribe the restrictions, terms and conditions of all Awards, (iii) interpret the Plan and terms of the Awards, (iv) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and interpret, amend or revoke any such rules, (v) make all determinations with respect to a Participant’s Service and the termination of such Service for purposes of any Award, (vi) correct any technical defect(s) or technical omission(s) or reconcile any technical inconsistency(ies) in the Plan or any Award thereunder and (vii) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Eligible Person who are foreign nationals or employed outside of the United States.   The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated.  The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants or other advisors as it may select.  All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.

3.3       Delegation of Authority.  The Committee shall have the right, from time to time, to delegate to one or more officers of the Company the authority of the Committee to grant and determine the terms and conditions of Awards granted under the Plan, subject to the requirements of Section 157(c) of the Delaware General Corporation Law (or any successor provision) and such other limitations as the Committee shall determine.  In no event shall any such delegation of authority be permitted with respect to Awards granted to any member of the Board or to any Eligible Person who is subject to Rule 16b−3 under the Exchange Act is a covered employee under Section 162(m) of the Code.  The Committee shall also be permitted to delegate, to any appropriate officer or employee of the Company, responsibility for performing certain ministerial functions under the Plan.  In the event that the Committee’s authority is delegated to officers or employees in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose.  Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.

4.           Shares Subject to the Plan.

4.1        Number of Shares Reserved.  The total number of shares of Common Stock that are reserved for issuance under the Plan shall be 5,000,000.  Notwithstanding the foregoing, no more than 1,500,000 shares of Common Stock shall be issued pursuant to Restricted Stock Awards, Restricted Stock Unit Awards and Stock Awards, in the aggregate. Up to the total number of shares available for awards to employee Participants may be issued in satisfaction of Incentive Stock Options, but nothing in this Section 4.1 will be construed as requiring that any, or any fixed number of, Incentive Stock Options be awarded under the Plan. Any shares of Common Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

4.2     Share Replenishment.  To the extent that an Award is canceled, expired, forfeited, surrendered, settled in cash, settled by delivery of fewer shares than the number underlying the Award or otherwise terminated without delivery of the shares to the Participant, the shares of Common Stock retained by or returned to the Company will not be deemed to have been delivered under the Plan, and will be available for future Awards under the Plan.  The following additional rules shall apply for purposes of determining the number of shares of Common Stock available for future Awards under the Plan: (i) shares of Common Stock that are withheld from an Award or separately surrendered by the Participant in payment of the exercise or purchase price or taxes relating to such an Award, (ii) shares of Common Stock that are not issued or delivered as a result of the net settlement of an outstanding Stock Option, and (iii) the full number of shares of Common Stock covered by any portion of a Stock Appreciation Right that is settled in Common Stock (and not only the number of shares of Common Stock delivered in settlement) shall be deemed to constitute delivered shares and will not be available for future Awards under the Plan. The number of shares of Common Stock available for delivery under the Plan shall not be increased by any shares of Common Stock that have been delivered under the Plan that are subsequently repurchased using proceeds directly attributable to Stock Option exercises.

4.3     Limitations on Awards to Non-Employee Directors. The maximum dollar value of Awards (other than Performance Awards) granted in any calendar year to a non-employee director shall be $250,000; provided, however, that such limit shall be reduced to the extent of the dollar value of all equity and equity-based awards granted to the director under any other equity incentive plans of the Company. The foregoing limit (i) shall apply in addition to any other limitations that may apply under the Plan, but (ii) shall not apply to any Award or shares of Common Stock granted pursuant to a non-employee director’s election (if and to the extent such an election is permitted by the Committee) to receive an Award or shares of Common Stock in lieu of cash retainers or other fees (to the extent such Award or shares of Stock have a fair value equal to the value of such cash retainers or other fees). In applying the dollar limitation on Awards imposed by this Section 4.3, the dollar value of an Award (or of any award under another plan of the Company) shall be deemed to be the fair value of the Award as of the date of grant of the Award, determined in accordance with FASB ASC Topic 718 (or any successor provision).

4.4        Adjustments.   In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of FASB ASC 718, the Administrator will make appropriate adjustments to the maximum number of shares of Common Stock specified in the first and second sentences of Section 4.1 that may be delivered under the Plan and the per-individual annual limits set forth in Sections 6.1, 7.1, 8.1, 9.1 and 11.1, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of the Plan or Awards affected by such change.  The Committee may also make adjustments of the type described in the immediately preceding sentence to take into account distributions to stockholders other than those provided for in the immediately preceding sentence, or any other event, if the Committee determines that adjustments are appropriate to avoid distortion in the operation of the Plan. Notwithstanding the foregoing, (a) any such adjustments shall be made with due regard for the requirements of, or the requirements for exemption from, Section 409A of the Code and (b) in the case of Incentive Stock Options, any such adjustments shall be made in a manner consistent with the requirements of Section 424(a) of the Code, in either case, as determined by the Committee.

4.5       Effect of Covered Transaction. Except as otherwise provided in an Award Agreement, the following provisions will apply in the event of a Covered Transaction:

(a) Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Committee shall have the right, but not the obligation, to provide (i) for the assumption or continuation of some or all outstanding Awards or any portion thereof or (ii) for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(b) Cash-Out of Awards. Subject to Section 4.5(e) below, the Committee shall have the right, but not the obligation, to cancel, as of immediately prior to the Covered Transaction, any Award granted on or following the Effective Date, and to pay to each affected Participant in connection with the cancellation of such Participant’s Awards, such amount, if any, as the Committee, in its sole discretion and in good faith, determines to be the equivalent value of such Award (e.g., in the case of a Stock Option or Stock Appreciation Right, the amount of the “in-the-money” value), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Committee determines (a “cash-out”). For this purpose, where the number of shares of Common Stock deliverable under an Award depends in whole or in part on the attainment of one or more Performance Goals, the Committee may (but need not) determine the amount payable by treating as earned up to the maximum number of shares deliverable under such Award.

(c) Acceleration of Certain Awards. Subject to Section 4.5(e) below, the Committee shall have the right, but not the obligation, to provide that any Award requiring exercise will become exercisable, in full or in part and/or that the delivery of any shares of Common Stock remaining deliverable under any outstanding Award of Restricted Stock Units or Performance Awards to the extent payable in Common Stock will be accelerated in full or in part, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction. For this purpose, where the number of shares of Common Stock deliverable under an Award depends in whole or in part on the attainment of one or more Performance Goals, the Committee may (but need not) determine the number of shares deliverable by treating as earned up to the maximum number of shares deliverable under such Award.

(d) Termination of Awards Upon Consummation of Covered Transaction. Except as the Committee may otherwise determine in any case, each Award will automatically terminate (and in the case of any unvested portion of an outstanding Restricted Stock Award, will automatically be forfeited) upon consummation of the Covered Transaction, other than Awards assumed pursuant to Section 4.5(a) above.

(e) Additional Limitations. Any share of Common Stock and any cash or other property delivered pursuant to Section 4.5(b) or Section 4.5(c) above with respect to an Award may, in the discretion of the Committee, contain such restrictions, if any, as the Committee deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 4.5(b) above or acceleration under Section 4.5(c) above will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of any shares of Common Stock issued under a Restricted Stock Award that do not vest and are not forfeited in connection with the Covered Transaction, the Committee may require that any amounts delivered, exchanged or otherwise paid in respect of such Common Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Committee deems appropriate to carry out the intent of the Plan.

5.           Eligibility and Awards.

5.1        Designation of Participants.  Any Eligible Person may be selected by the Committee to receive an Award and become a Participant under the Plan.  The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted, the number of shares of Common Stock or units subject to Awards to be granted and the terms and conditions of such Awards consistent with the terms of the Plan.  In selecting Eligible Persons to be Participants, and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate.

5.2        Determination of Awards.  The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under Section 3.2 hereof.  Without limiting the generality of the foregoing, the Committee shall have the authority to determine when Awards vest and/or are settled (which may, for the avoidance of doubt, result in up to the maximum number of shares of Common Stock becoming deliverable under such an Award). An Award may consist of one type of right or benefit hereunder or of two or more such rights or benefits granted in tandem.

5.3       Award Agreements.  Each Award granted to an Eligible Person under the Plan may be represented in an Award Agreement as more fully described in Section 14.1.  The terms of all Awards under the Plan shall be as determined by the Committee.

 5.4       No Fractional Shares.  No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional shares of Common Stock or whether such fractional shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

6.           Stock Options.

6.1        Grant of Stock Options.  A Stock Option may be granted to any Eligible Person selected by the Committee, except that an Incentive Stock Option may only be granted to an Eligible Person satisfying the conditions of Section 6.7(a) hereof.   Each Stock Option shall be designated on the Date of Grant, in the discretion of the Committee, as an Incentive Stock Option or as a Nonqualified Stock Option.  The maximum number of shares of Common Stock that may be subject to Stock Options granted to any Participant during any calendar year shall be limited to 1,000,000 shares of Common Stock (subject to adjustment as provided in Section 4.4 hereof).

6.2       Exercise Price.  The exercise price per share of a Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Date of Grant.  The Committee may in its discretion specify an exercise price per share that is higher than the Fair Market Value of a share of Common Stock on the Date of Grant.

6.3       Vesting of Stock Options.  The Committee shall, in its discretion, prescribe the time or times at which or the conditions upon which, a Stock Option or portion thereof shall become vested and/or exercisable.  The requirements for vesting and exercisability of a Stock Option may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified Performance Goal(s) or on such other terms and conditions as shall be approved by the Committee in its discretion.  The Committee may accelerate the vesting or exercisability of any Stock Option in its discretion, without regard to the tax consequences of such acceleration.  If the vesting requirements of a Stock Option are not satisfied, the Award shall be forfeited.

6.4      Term of Stock Options.  The Committee shall in its discretion prescribe the period during which a vested Stock Option may be exercised; provided, however, that the maximum term of a Stock Option shall be ten (10) years from the Date of Grant.  The Stock Option of a Participant whose Service with the Company or one of its Subsidiaries is terminated for any reason shall terminate on the earlier of (i) unless otherwise provided in an Award Agreement, and except for termination for Cause (as described in Section 13.2 hereof), the date that is ninety (90) days following termination of Service of the Participant and (ii) the maximum term of the Stock Option.

6.5       Stock Option Exercise; Tax Withholding.  Subject to such terms and conditions as shall be specified in an Award Agreement, a Stock Option may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company, together with payment of the aggregate exercise price and applicable withholding tax.  Payment of the exercise price shall be made in the manner set forth in the Award Agreement, and unless otherwise provided by the Committee at the time of payment: (i) in cash or by cash equivalent acceptable to the Committee, (ii) in shares of Common Stock valued at the Fair Market Value of such shares on the date of exercise, (iii) through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price, (iv) by a combination of the methods described above or (v) by such other method as may be approved by the Committee and set forth in the Award Agreement.  In addition to and at the time of payment of the exercise price, the Participant shall pay to the Company the full amount of any and all applicable income tax, employment tax and other amounts required to be withheld in connection with such exercise, payable under such of the methods described above for the payment of the exercise price as may be approved by the Committee and set forth in the Award Agreement.

6.6       Limited Transferability of Nonqualified Stock Options.  All Stock Options shall be nontransferable except (i) upon the Participant’s death as provided in Section 14.2 hereof and (ii) subject to prior approval by the Committee, in the case of Nonqualified Stock Options only, for the gratuitous transfer of all or part of the Stock Option to a Participant’s “family member” (as defined for purposes of the Form S−8 registration statement under the Securities Act of 1933), as may be approved by the Committee in its discretion at the time of proposed transfer.  The transfer of a Nonqualified Stock Option may be subject to such terms and conditions as the Committee may in its discretion impose from time to time.  Subsequent transfers of a Nonqualified Stock Option shall be prohibited.

6.7       Additional Rules for Incentive Stock Options.

(a)           Eligibility.  An Incentive Stock Option may only be granted to an Eligible Person who is considered an employee for purposes of Treasury Regulation §1.421−1(h) with respect to the Company or any Subsidiary that qualifies as a “subsidiary corporation” with respect to the Company for purposes of Section 424(f) of the Code.

(b)           Other Terms and Conditions; Nontransferability.  Any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of the Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an “incentive stock option” under Section 422 of the Code.  An Incentive Stock Option shall be nontransferable other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.

(c)           Disqualifying Dispositions.  If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two years following the Date of Grant or one year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.

6.8         Repricing Prohibited.  Subject to the adjustment provisions contained in Section 4.4 hereof, without the prior approval of the Company’s stockholders,  neither the Committee nor the Board shall cause the cancellation, substitution or amendment of a Stock Option that would have the effect of reducing the exercise price of such a Stock Option previously granted under the Plan or otherwise approve any modification to such a Stock Option, that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the New York Stock Exchange or other principal exchange on which the Common Stock is then listed.

7.           Stock Appreciation Rights.

7.1        Grant of Stock Appreciation Rights.  Stock Appreciation Rights may be granted to any Eligible Person selected by the Committee.  Stock Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant or that provides for the automatic payment of the right upon a specified date or event.  The maximum number of shares of Common Stock that may be subject to Stock Appreciation Rights granted to any Participant during any calendar year shall be limited to 1,000,000 shares of Common Stock (subject to adjustment as provided in Section 4.4 hereof).  Stock Appreciation Rights shall be non-transferable, except as provided in Section 14.2 hereof.

7.2       Stand-Alone Stock Appreciation Rights.  A Stock Appreciation Right may be granted without any related Stock Option.  The Committee shall in its discretion provide in an Award Agreement the time or times at which or the conditions upon which, a Stock Appreciation Right or portion thereof shall become vested and/or exercisable.  The requirements for vesting and exercisability of a Stock Appreciation Right may be based on the continued Service of a Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified Performance Goal(s) or on such other terms and conditions as approved by the Committee in its discretion.  If the vesting requirements of a Stock Appreciation Right are not satisfied, the Award shall be forfeited.  The Committee may accelerate the vesting or exercisability of any Stock Appreciation Right in its discretion, without regard to the tax consequences of such acceleration.  A Stock Appreciation Right will be exercisable or payable at such time or times as shall be determined by the Committee; provided, that the maximum term of a Stock Appreciation Right shall be ten (10) years from the Date of Grant.  The base price of a Stock Appreciation Right granted without any related Stock Option shall be determined by the Committee in its discretion; provided, however, that the base price per share of any such freestanding Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Date of Grant.

7.3       Tandem Stock Option/Stock Appreciation Rights.  A Stock Appreciation Right may be granted in tandem with a Stock Option, either on the Date of Grant or at any time thereafter during the term of the Stock Option.  A tandem Stock Option/Stock Appreciation Right will entitle the holder to elect, as to all or any portion of the number of shares subject to the Award, to exercise either the Stock Option or the Stock Appreciation Right, resulting in the reduction of the corresponding number of shares subject to the right so exercised as well as the tandem right not so exercised.  A Stock Appreciation Right granted in tandem with a Stock Option hereunder shall have a base price per share equal to the per share exercise price of the Stock Option, will be vested and exercisable at the same time or times that a related Stock Option is vested and exercisable, and will expire no later than the time at which the related Stock Option expires.

7.4       Payment of Stock Appreciation Rights.  A Stock Appreciation Right will entitle the holder, upon exercise or other payment of the Stock Appreciation Right, as applicable, to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise or payment of the Stock Appreciation Right over the base price of such Stock Appreciation Right, by (ii) the number of shares as to which such Stock Appreciation Right is exercised or paid.  Payment of the amount determined under the foregoing may be made, as approved by the Committee and set forth in the Award Agreement, in shares of Common Stock valued at their Fair Market Value on the date of exercise or payment, in cash or in a combination of shares of Common Stock and cash, subject to applicable tax withholding requirements.

7.5       Repricing Prohibited.  Subject to the adjustment provisions contained in Section 4.4 hereof, without the prior approval of the Company’s stockholders, neither the Committee nor the Board shall cause the cancellation, substitution or amendment of a Stock Appreciation Right that would have the effect of reducing the base price of such a Stock Appreciation Right previously granted under the Plan or otherwise approve any modification to such Stock Appreciation Right that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the New York Stock Exchange or other principal exchange on which the Common Stock is then listed.

8.           Restricted Stock Awards.

8.1       Grant of Restricted Stock Awards.  A Restricted Stock Award may be granted to any Eligible Person selected by the Committee.  The maximum number of shares of Common Stock that may be subject to Restricted Stock Awards granted to a Participant during any one calendar year shall be limited to 600,000 shares of Common Stock (subject to adjustment as provided in Section 4.4 hereof).  The Committee may require such payment, if any, for a Restricted Stock Award as it deems appropriate or may grant a Restricted Stock Award without requiring payment, subject in each case to the requirements of applicable Delaware law.

8.2       Vesting Requirements.  The restrictions imposed on shares granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement.  The requirements for vesting of a Restricted Stock Award may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified Performance Goal(s) designed to meet the requirements for exemption under Section 162(m) of the Code or on such other terms and conditions as approved by the Committee in its discretion.  The Committee may accelerate the vesting of a Restricted Stock Award upon a Change in Control or upon termination of Service under certain circumstances, as set forth in the Award Agreement or otherwise.  If the vesting requirements of a Restricted Stock Award are not satisfied, the Award shall be forfeited and the shares of Stock subject to the Award shall be returned to the Company without payment or for such payment, if any, as the Committee may specify.

8.3       Transfer Restrictions.  Shares granted under any Restricted Stock Award may not be transferred, assigned or subject to any encumbrance, pledge or charge until all applicable restrictions are removed or have expired, except as provided in Section 14.2 hereof.  Failure to satisfy any applicable restrictions shall result in the subject shares of the Restricted Stock Award being forfeited and returned to the Company.  The Committee may require in an Award Agreement that certificates representing the shares granted under a Restricted Stock Award bear a legend making appropriate reference to the restrictions imposed, and that certificates representing the shares granted or sold under a Restricted Stock Award will remain in the physical custody of an escrow holder until all restrictions are removed or have expired.

8.4      Rights as Stockholder.  Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, the Participant shall have all rights of a stockholder with respect to the shares granted to the Participant under a Restricted Stock Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, subject to the provisions of this Section 8.4.  The Committee may provide in an Award Agreement for the payment of cash dividends and distributions to the Participant at such times as paid to stockholders generally or at the times of vesting of the Restricted Stock Award. Any Common Stock received as a stock dividend or distribution will be subject to the same restrictions as the underlying Restricted Stock Award.

8.5       Section 83(b) Election.  If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall comply with the applicable requirements for such an election prescribed by the regulations under Section 83 of the Code.  The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code.

9.           Restricted Stock Units.

9.1        Grant of Restricted Stock Units.  A Restricted Stock Unit may be granted to any Eligible Person selected by the Committee.   The maximum number of shares of Common Stock that may underlie Restricted Stock Units granted to a Participant during any one calendar year shall be limited to 600,000 shares (subject to adjustment as provided in Section 4.4 hereof). Restricted Stock Units shall be subject to such restrictions and conditions as the Committee shall determine. Restricted Stock Units shall be non-transferable except as provided in Section 14.2 hereof.

9.2       Vesting of Restricted Stock Units.  On the Date of Grant, the Committee shall, in its discretion, determine any vesting requirements with respect to Restricted Stock Units, which shall be set forth in the Award Agreement.  The requirements for vesting of a Restricted Stock Unit may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified Performance Goal(s) designed to meet the requirements for exemption under Section 162(m) of the Code or on such other terms and conditions as approved by the Committee in its discretion.  The Committee may accelerate the vesting or settlement of any Award of Restricted Stock Units in its discretion, without regard to the tax consequences of such acceleration (which may, for the avoidance of doubt, result in up to the maximum number of shares of Common Stock becoming deliverable under such an Award).

9.3      Payment of Restricted Stock Units.  Restricted Stock Units shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement or otherwise, which may be upon or following the vesting of the Award.  Payment of a Restricted Stock Unit may be made, as approved by the Committee and set forth in the Award Agreement, in cash or in shares of Common Stock or in a combination thereof, subject to applicable tax withholding requirements.  Any cash payment of a Restricted Stock Unit shall be made based upon the Fair Market Value of the Common Stock, determined on such date or over such time period as determined by the Committee.

9.4       Dividend Equivalent Rights. Restricted Stock Units may be granted together with a Dividend Equivalent Right with respect to the shares of Common Stock subject to the Award, which may be accumulated and may be deemed reinvested in additional Restricted Stock Units or may be accumulated in cash, as determined by the Committee in its discretion, and will be paid at the time the underlying Restricted Stock Unit is payable. Dividend Equivalent Rights shall be subject to forfeiture under the same conditions as apply to the underlying Restricted Stock Units.

9.5       No Rights as Stockholder.  The Participant shall not have any rights as a stockholder with respect to the shares subject to a Restricted Stock Unit until such time as shares of Common Stock are delivered to the Participant pursuant to the terms of the Award Agreement.

10.           Performance Awards.

10.1         Grant of Performance Awards.  A Performance Award may be granted to any Eligible Person selected by the Committee.  Payment amounts may be based on the attainment of specified levels of attainment with respect to the Performance Goals, including, if applicable, specified threshold, target and maximum performance levels.  The requirements for vesting may be also based upon the continued Service of the Participant with the Company or a Subsidiary during the respective performance period and on such other conditions as shall be determined by the Committee and set forth in an Award Agreement.  The maximum amount of cash compensation that may be paid to a Participant during any one calendar year under Performance Awards shall be $3,000,000.  Performance Awards shall be non-transferable, except as provided in Section 14.2 hereof.

10.2        Award Agreements.  Each Performance Award shall be evidenced by an Award Agreement that shall specify the performance period and such other terms and conditions as the Committee, in its discretion, shall determine.  The Committee may accelerate the vesting of a Performance Award upon a Change in Control or termination of Service under certain circumstances, as set forth in the Award Agreement or otherwise.

10.3        Performance Goals.  For purposes of Performance Awards, as well as for other performance-based Awards under the Plan, the Committee may set Performance Goals based upon the achievement of Company-wide, departmental or individual goals or any other basis determined by the Committee in its discretion.  For purposes hereof, “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee, in its discretion, to be applicable to a Participant with respect to an Award.  As determined by the Committee, in the case of any Performance Award or other performance-based Award intended to qualify for the performance-based compensation exception under Section 162(m) of the Code and the regulations thereunder, the Performance Goals applicable to an Award shall provide for a targeted level or levels of achievement using one or more of the following measures (measured either absolutely or by reference to an index or indices or the performance of one or more companies and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): (1) net earnings; (2) earnings per share; (3) net debt; (4) sales growth; (5) revenue; (6) net income; (7) operating profit (including, but not limited to, net operating profit); (8) return measures (including, but not limited to, return on assets, capital, equity or sales); (9) cash flow (including, but not limited to, operating cash flow and free cash flow); (10) earnings (including, but not limited to, earnings before or after taxes, interest, depreciation and/or amortization); (11) share price (including, but not limited to growth measures and total stockholder return); (12) expense targets; (13) customer satisfaction; (14) market share; (15) economic value added; (16) working capital; (17) the formation of joint ventures or the completion of other corporate transactions; (18) new product introduction and/or revenue related to new product introduction or (19) any combination of or a specified increase in any of the foregoing.  Notwithstanding the achievement of any Performance Goal, the Committee, in its discretion, may, to the extent provided in an Award Agreement, reduce or eliminate some or all of the amount payable to any Participant with respect to a Performance Award or other such performance-based Award under the Plan that would otherwise be payable in respect of the Performance Award, based on such factors as the Committee may deem relevant, but the Committee may not increase any such amount above the amount established in accordance with the relevant Award Agreement or the Plan.  The Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among Participants.

10.4      Section 162(m) Compliance.  For purposes of qualifying grants of Performance Awards as well as other Awards under the Plan intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall make such determinations with respect to a Performance Award or such other Awards as required by Section 162(m) of the Code within ninety (90) days (the “Establishment Deadline”) after the beginning of the performance period (or such other time period as is required under Section 162(m) of the Code).  As and to the extent required by Section 162(m) of the Code, the terms of a Performance Award or other Award under the Plan that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable under such Award, and must preclude discretion to increase the amount of compensation payable under the terms of such Award (but may allow the Committee discretion to decrease the amount of compensation payable), but may be subject to Performance Adjustments, if so determined by the Committee. For purposes of the immediately preceding sentence, “Performance Adjustment” means the establishment of a provision requiring, upon the future occurrence of one or more specified Triggering Factors (as defined below), an automatic adjustment in a specified Performance Goal or Goals, or the measurement thereof, that reflects (in a manner and to an extent that are objectively determinable and are irrevocably established not later than the Establishment Deadline) the impact of such Triggering Factor or Factors. For purposes of the Plan, “Triggering Factor” means an objectively defined event or occasion for adjustment – for example, but not be way of limitation, a change in accounting standards or an acquisition or disposition affecting earnings by more than a specified percentage, or foreign exchange fluctuations – the occurrence of which does not depend on the unilaterally exercised discretion of the Company or the Committee. It is intended that all Performance Adjustments be consistent with the performance-based compensation provisions of Section 162(m).

10.5     Payment of Performance Awards.  Payment of Performance Awards or other such performance-based Awards will generally be made as soon as practicable after the expiration of the applicable performance period if the applicable Performance Goals have been achieved or partially achieved, as determined by the Committee in its discretion, by the Company or the Participant during the relevant performance period and in the case of Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, will take such steps as it determines to be sufficient to satisfy the related certification requirement under Section 162(m); provided, however, that a deferred payment date may be established by the Committee and set forth in the Award Agreement.  Payment of the Performance Awards or other such performance-based Awards may be made in cash or in shares of Common Stock or in a combination thereof, subject to applicable tax withholding requirements.  Any payment of a Performance Award or other such performance-based Awards in Common Stock shall be made based upon the Fair Market Value thereof, determined on such date or over such time period as determined by the Committee.

10.6     Adjustments of Incorrect Determinations.  If at any time after the date on which a Participant has been granted or becomes vested in a Performance Award or other Award under the Plan based upon the achievement of a Performance Goal, the Committee determines that the earlier determination as to the achievement of the Performance Goal was based on incorrect data and that in fact the Performance Goal had not been achieved or had been achieved to a lesser extent than originally determined and a portion of a Performance Award or other such Award would not have been granted, vested or paid given the correct data, then (i) such portion of the Performance Award or other such Award that was granted shall be forfeited and any related shares of Common Stock (or, if such shares were disposed of, the cash equivalent) shall be returned to the Company as provided by the Committee, (ii) such portion of the Performance Award or other such Award that became vested shall be deemed to be not vested and any related shares of Common Stock (or, if such shares were disposed of, the cash equivalent) shall be returned to the Company as provided by the Committee and (iii) such portion of the Performance Award or other such Award paid to the Participant shall be paid by the Participant to the Company upon notice from the Company as provided by the Committee.

11.           Stock Awards.

11.1       Grant of Stock Awards.  A Stock Award may be granted to any Eligible Person selected by the Committee.  A Stock Award may be granted for past Services, in lieu of bonus or other cash compensation, as directors’ compensation or for any other valid purpose as determined by the Committee.  The Committee shall determine the terms and conditions of such Awards, and such Awards may be made without vesting requirements.  In addition, the Committee may, in connection with any Stock Award, require the payment of a specified purchase price.  The maximum number of shares of Common Stock that may be subject to Stock Awards granted to a Participant during any one calendar year shall be limited to 200,000 shares (subject to adjustment as provided in Section 4.4 hereof).

11.2      Rights as Stockholder.  Subject to the foregoing provisions of this Section 11 and the applicable Award Agreement, upon the issuance of the Common Stock under a Stock Award the Participant shall have all rights of a stockholder with respect to the shares of Common Stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

12.           Change in Control.

12.1       Effect on Grants.  The Committee shall have the authority, in its discretion, to provide in an Award Agreement or otherwise for the effect of a Change in Control on an Award, including the effect of the occurrence of another event in connection with a Change in Control (such as termination of employment) or any other consequence that the Committee determines is consistent with the terms of the Plan.  Notwithstanding the foregoing, with respect to Awards granted under the Plan as in effect prior to the Effective Date, unless otherwise provided in an Award Agreement with respect to an Award, in the event of a Change in Control, as of the date such Change in Control is effected, (i) any outstanding Stock Options and Stock Appreciation Rights, which are not then vested and exercisable, shall become fully vested and immediately exercisable in their entirety and (ii) any outstanding Restricted Stock Awards, Restricted Stock Units, Stock Awards and Performance Awards, which are not then vested or payable, shall become fully vested and payable to the Participant. In the case of a Covered Transaction that is also a Change in Control, any action taken by the Committee pursuant to Section 4.5 will be given effect only after taking into account this Section 12.1 and the applicable provisions of an Award Agreement.

12.2     Definition of Change in Control. For purposes of the Plan, unless otherwise defined in an Award Agreement, “Change in Control” shall mean the occurrence of (i) a change in ownership of the Company under paragraph (a) below, (ii) a change in effective control of the Company under paragraph (b) below or (iii) a change in the ownership of a substantial portion of the assets of the Company under paragraph (c) below.

(a)

Change in the Ownership of the Company.  A change in the ownership of the Company shall occur on the date that any one person or more than one person acting as a group (as defined in paragraph (d)), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company.  However, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company (or to cause a change in the effective control of the corporation (within the meaning of paragraph (b) below). An increase in the percentage of stock owned by any one person or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This paragraph (a) applies only when there is a transfer of stock of the Company and stock in the Company remains outstanding after the transaction.

(b)

Change in the Effective Control of the Company.  A change in the effective control of the Company shall occur on the date that either (i) any one person or more than one person acting as a group (within the meaning of Sections 13(d) and 14(d) of the Exchange Act; provided, that in no event shall a person be deemed to be acting as a group if such person would not otherwise be considered to be acting as a group, within the meaning of paragraph (d) hereof), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company; provided, however, that an acquisition of voting stock directly from the Company shall not constitute a change in effective control of the Company; or (b) a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election.

(c)

Change in the Ownership of a Substantial Portion of the Company’s Assets.  A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person or more than one person acting as a group (as defined in paragraph (d)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this paragraph (c) when there is a transfer to an entity that is controlled by the stockholders of the transferring corporation immediately after the transfer. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to (i) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (iii) a person or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company or (iv) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (d).  For purposes of this paragraph (c), a person's status is determined immediately after the transfer of the assets.

(d)

Persons Acting As a Group.  For the purposes of paragraphs (a), (b) and (c), persons will not be considered to be acting as a group solely because they purchase or own assets or stock of the same corporation at the same time or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets or stock or similar business transaction with the corporation.  If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets or stock or similar transaction, such stockholder is considered to be acting as a group with other stockholders in a corporation only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(e)

Interpretation.  Notwithstanding anything to the contrary herein or in any Award Agreement, if Section 409A of the Code applies to an Award, an event that would otherwise qualify as a “Change in Control” as defined herein or in the applicable Award Agreement (and that would affect the timing of payment of any amounts subject to Section 409A of the Code under such Award) shall not be deemed a “Change in Control” for purposes of affecting the timing of payment under such Award unless it also qualifies as a “change in control event” as defined in Treasury Regulation Section 1.409A-3(a)(5).

13.           Forfeiture Events.

13.1         General.  The Committee may specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award.  Such events shall include, but shall not be limited to, termination of Service for Cause, violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant or other conduct by the Participant that is detrimental to the business or reputation of the Company.

13.2     Termination for Cause.  Unless otherwise provided by the Committee and set forth in an Award Agreement, if a Participant’s employment with the Company or any Subsidiary shall be terminated for “Cause” (as such term may be defined in the relevant Award Agreement), such Participant’s rights, payments and benefits with respect to an Award shall be subject to cancellation, forfeiture and/or recoupment, as provided in Section 13.3 below.  The Company shall have the power to determine whether the Participant has been terminated for Cause and the date upon which such termination for Cause occurs.  Any such determination shall be final, conclusive and binding upon the Participant.  In addition, if the Company shall reasonably determine that a Participant has committed or may have committed any act which could constitute the basis for a termination of such Participant’s employment for Cause, the Company may suspend the Participant’s rights to exercise any option, receive any payment or vest in any right with respect to any Award pending a determination by the Company of whether an act has been committed which could constitute the basis for a termination for Cause as provided in this Section 13.2.

13.3      Right of Recapture.

(a)  General.  If at any time within one (1) year after the date on which a Participant exercises a Stock Option or Stock Appreciation Right or on which Restricted Stock vests or becomes payable or on which a Performance Award is paid to a Participant, or on which income otherwise is realized by a Participant in connection with an Award, (i) a Participant terminates from Service for Cause or (ii) after termination of Service for any other reason, the Committee determines in its discretion either that, (a) while employed, the Participant had engaged in an act which would have warranted termination from Service for Cause or (b) after termination, the Participant has engaged in conduct that violates any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary, then any gain realized by the Participant from the exercise, vesting, payment or other realization of income by the Participant in connection with an Award, shall be paid by the Participant to the Company upon notice from the Company.  Such gain shall be determined as of the date on which the gain is realized by the Participant, without regard to any subsequent change in the Fair Market Value of a share of Common Stock.  The Company shall have the right to offset such gain against any amounts otherwise owed to the Participant by the Company (whether as wages, vacation pay or pursuant to any benefit plan or other compensatory arrangement).

(b)  Accounting Restatement.  If a Participant receives compensation pursuant to an Award under the Plan (whether a Stock Option, Performance Award or otherwise) based on financial statements that are subsequently required to be restated in a way that would decrease the value of such compensation, the Participant will forfeit and repay to the Company the difference between what the Participant received and what the Participant should have received based on the accounting restatement, to the extent required by any Company compensation recovery or “clawback” policy, as the same may be in effect from time to time, which shall be consistent with the provisions of Section 10D of the Exchange Act and the rules, regulations and requirements adopted thereunder by the Securities and Exchange Commission and/or any national securities exchange on which the Company’s equity securities may be listed  (the “Policy”).   By accepting an Award hereunder, the Participant acknowledges and agrees that the Policy shall apply to such Award, and all incentive-based compensation payable pursuant to such Award shall be subject to forfeiture and repayment pursuant to the terms of the Policy.  Although not required to give effect to the provisions of this Section 13.3(b), the Committee may, as it deems appropriate, amend the Plan to reflect the terms of the Policy.

14.           General Provisions.

14.1         Award Agreement.  To the extent deemed necessary by the Committee, an Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee setting forth the number of shares of Common Stock or Restricted Stock Units subject to the Award, the exercise price, base price or purchase price of the Award, the time or times at which an Award will become vested, exercisable or payable and the term of the Award.  The Award Agreement may also set forth the effect on an Award of a Change in Control or a termination of Service under certain circumstances.  The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan.  The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement.  The Committee need not require the execution of an Award Agreement by a Participant, in which case, acceptance of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines of the Company in effect from time to time.

14.2      No Assignment or Transfer; Beneficiaries.  Except as provided in Section 6.6 hereof, Awards under the Plan shall not be assignable or transferable by the Participant, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge, except (with respect to Awards other than Incentive Stock Options) for gratuitous transfers of all or part of an Award to the extent permitted by the Committee in its sole discretion.  Notwithstanding the foregoing, in the event of the death of a Participant while employed by the Company or any of its Subsidiaries, except as otherwise provided by the Committee in an Award Agreement, an outstanding Award may be exercised by or shall become payable to the Participant’s beneficiary as designated by the Participant in the manner prescribed by the Committee or, in the absence of an authorized beneficiary designation, by the a legatee or legatees of such Award under the participant's last will or by such Participant's executors, personal representatives or distributees of such Award in accordance with the Participant’s will or the laws of descent and distribution.  The Committee may provide in the terms of an Award Agreement or in any other manner prescribed by the Committee that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award following the Participant’s death.

14.3      Deferrals of Payment.  The Committee may in its discretion permit a Participant to defer the receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due to the Participant by virtue of the exercise of a right or the satisfaction of vesting or other conditions with respect to an Award; provided, however, that such discretion shall not apply in the case of a Stock Option or Stock Appreciation Right.  If any such deferral is to be permitted by the Committee, the Committee shall establish rules and procedures relating to such deferral in a manner intended to comply with the requirements of Section 409A of the Code, including, without limitation, the time when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount.

14.4     No Right to Employment or Continued Service.  Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person or any Participant any right to continue in the Service of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employment or other service relationship of an Eligible Person or a Participant for any reason at any time.

14.5     Rights as Stockholder.  A Participant shall have no rights as a holder of shares of Common Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities.  Except as provided in Section 4.4 hereof, no adjustment or other provision shall be made for dividends or other stockholder rights, except to the extent that the Award Agreement provides for dividend payments or dividend equivalent rights.  The Committee may determine in its discretion the manner of delivery of Common Stock to be issued under the Plan, which may be by delivery of stock certificates, electronic account entry into new or existing accounts or any other means as the Committee, in its discretion, deems appropriate. The Committee may require that the stock certificates be held in escrow by the Company for any shares of Common Stock or cause the shares to be legended in order to comply with the securities laws or other applicable restrictions or should the shares of Common Stock be represented by book or electronic account entry rather than a certificate, the Committee may take such steps to restrict transfer of the shares of Common Stock as the Committee considers necessary or advisable.

14.6      Section 409A Compliance.  It is intended that the Plan and all Awards hereunder comply with the requirements of, or the requirements for exemption from, Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder, and that the Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code.  Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Subsidiary, nor the Committee, nor any person acting on behalf of the Company, any Subsidiary, or the Committee, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 409A of the Code. In the event that any (i) provision of the Plan or an Award Agreement, (ii) Award, payment, transaction or (iii) other action or arrangement contemplated by the provisions of the Plan is determined by the Committee to not comply with the applicable requirements of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements; provided, that no such action shall adversely affect any outstanding Award without the consent of the affected Participant.  No payment that constitutes deferred compensation under Section 409A of the Code that would otherwise be made under the Plan or an Award Agreement upon a termination of Service will be made or provided unless and until such termination is also a “separation from service,” as determined in accordance with Section 409A of the Code. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if a Participant is a “specified employee” as defined in Section 409A of the Code at the time of termination of Service with respect to an Award, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code, the commencement of any payments or benefits under the Award shall be deferred until the date that is six months following the Participant’s termination of Service (or such other period as required to comply with Section 409A).  In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

14.7      Securities Law Compliance.  No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met.  As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements.  The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares.  The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired only for investment purposes and without any current intention to sell or distribute such shares.

14.8     Non-United States Participants and Jurisdictions.  Notwithstanding any provision in the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of laws in other countries in which the Company operates or has employees, the Committee, in its discretion, shall have the power and authority, to the extent not inconsistent with the intent of the Plan, to (i) determine which Eligible Persons who are foreign nationals or who are employed outside of the United States are eligible to participate in the Plan, (ii) modify the terms and conditions of any Awards made to such Eligible Persons and (iii) establish subplans and modify exercise and payment procedures and other Award terms and procedures to the extent such actions may be necessary or advisable to comply with any tax, securities, regulatory or other laws of other jurisdictions with respect to Awards that may be subject to such laws.  Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of the Plan, not inconsistent with the intent of the Plan, as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose.

14.9      Substitute Awards in Corporate Transactions.  Nothing contained in the Plan shall be construed to limit the right of the Committee to grant Awards under the Plan in connection with the acquisition, whether by purchase, merger, consolidation or other corporate transaction, of the business or assets of any corporation or other entity.  Without limiting the foregoing, the Committee may grant Awards under the Plan to an employee or director of another corporation who becomes an Eligible Person by reason of any such corporate transaction in substitution for awards previously granted by such corporation or entity to such person.  The terms and conditions of the substitute Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose.

14.10    Tax Withholding.  The Participant shall be responsible for payment of any taxes or similar charges required by law to be paid or withheld from an Award or an amount paid in satisfaction of an Award.  Any required withholdings shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an Award.  The Award Agreement may specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award.

14.11    Unfunded Plan.  The adoption of the Plan and any reservation of shares of Stock or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement.  Except upon the issuance of Common Stock pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan.  Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.

14.12     Other Compensation and Benefit Plans.  The adoption of the Plan shall not affect any other share incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of share incentive or other compensation or benefit program for employees of the Company or any Subsidiary.  The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or a Subsidiary, including, without limitation, under any pension or severance benefits plan, except to the extent specifically provided by the terms of any such plan.

14.13    Plan Binding on Transferees.  The Plan shall be binding upon the Company, its transferees and assigns, and the Participant, the Participant’s executor, administrator and permitted transferees and beneficiaries.

14.14   Severability.  If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

14.15   Governing Law.  The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws, and to applicable Federal securities laws.

15.           Term; Amendment and Termination; Stockholder Approval.

15.1      Term.  Subject to Section 15.2 hereof, the term of the Plan will be ten (10) years from the Effective Date (as defined in Section 15.3 hereof); provided, however, that, after April 23, 2019, any Incentive Stock Options issued under the Plan shall only be issuable out of the 1,500,000 shares of Common Stock (including any such shares that are again available for grant under the Plan pursuant to Section 4.2 hereof) that were newly approved for issuance under the Plan as of the Effective Date.

15.2      Amendment and Termination.  The Board may from time to time and in any respect, amend, modify, suspend or terminate the Plan.  Notwithstanding the foregoing, no amendment, modification, suspension or termination of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award. Any amendments to the Plan shall be conditioned upon stockholder approval, but only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Committee or the Board.

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